                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                   NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.

                            Under Section 807 of the
                            Business Corporation Law

     Pursuant to the provisions of Section 807 of the Business Corporation Law, the undersigned, being respectively the President and Secretary of the Corporation, do hereby certify and set forth:

     FIRST: The name of the corporation is NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. (the "Corporation").

     SECOND: The Certificate of Incorporation of the Corporation was filed by the Department ofState of the State of New York on July 23, 1981.

     THIRD: The Certificate of Incorporation of the Corporation is hereby deleted in its entirety and amended to effect amendments relating to (a) the restatement of the corporate purposes of the Corporation; (b) the location of the office of the Corporation in the State of New York; (c) a change of address to which the Secretary of State shall mail a copy of any process against the Corporation; (d) a restatement of the affirmative denial of pre-emption rights to shareholders of the Corporation; (e) the vesting of authority in the Board of Directors to provide for the issuance of Preferred Shares and elections by the Board of Directors relating to (i) non-pro rata distributions of dividends and/or amounts payable upon liquidation with respect to shares of all series in the same class of Preferred Shares and (ii) distributions of any class or series of shares to holders of any other class or series of shares; (f) a deletion of
(i) a limitation on the number of directors of the Corporation; (ii) the duration of the Corporation; (iii) the number of directors of the Corporation as provided by the By-Laws; (iv) participation in board meetings via telephone conference; and (v) adoption, amendment or repeal of the By-Laws by the Board of Directors; (g) indemnification of directors and officers of the Corporation; (h) limitations on director liability; (i) an election by the Corporation to allow shareholders or directors of the Corporation to approve loans made by the Corporation to its directors; (j) an election by the Corporation to allow shareholders of the Corporation to authorize corporate actions by less than unanimous written consent and (k) an election by the Corporation to allow shareholders of the Corporation to authorize various material corporate actions by the written consent of the holders of a majority of the votes of all outstanding shares entitled to vote thereon instead of a two-thirds vote. The text of the Certificate of Incorporation is hereby restated, as amended, to read as herein set forth in full:

                          "CERTIFICATE OF INCORPORATION

                                       OF

                   NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.

     1. The name of the corporation is NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. (the "Corporation")

     2. The Corporation is formed to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York (the "BCL"), provided that it is not formed to engage in any act or activity which requires the consent or approval of any state official, department, board, agency or other body, without such approval or consent first being obtained.

     3. The office of the Corporation in the State of New York shall be located in the County of Nassau.

     4. (a) The Corporation shall be authorized to issue the following shares:

       Class                     Number of Shares           Par Value
       COMMON                    200,000,000                $.001
       PREFERRED                  10,000,000                $.10

     (b) No holder of any shares of the Corporation shall, because of his ownership of shares of the Corporation, have a pre-emptive or other right to purchase, subscribe for, or take any part of any shares of the Corporation, or any part of any notes, debentures, bonds or other securities convertible into or providing for options or warrants to purchase shares of the Corporation which are issued, offered, or sold by the Corporation, whether the shares, notes, debentures, bonds, or other securities, be authorized by this Certificate of

Incorporation or by an amended certificate duly filed and in effect at the time of the issuance, offer, or sale of such shares, notes, debentures, bonds or other securities. Any part of the shares authorized by this Certificate of Incorporation or by an amended certificate duly filed and any part of any notes, debentures, bonds or other securities convertible into or providing for options or warrants to purchase shares of the Corporation may at any time be issued, offered for sale, and sold or disposed of by the Corporation, pursuant to a resolution of its Board of Directors and to such persons and upon such terms and conditions as the Board of Directors may, in its sole discretion, deem proper and advisable, without first offering the existing shareholders any part of such shares, notes, debentures, bonds or other securities.

     (c) The Board of Directors hereby is vested with the authority to provide for the issuance of the Preferred Shares, at any time and from time to time, in one or more series, each of such series to have such voting powers, designations, preferences and relative participating, optional, conversion and other rights, and such qualifications, limitations or restrictions thereon as expressly provided in the resolution or resolutions duly adopted by the Board of Directors providing for the issuance of such shares or series thereof. The authority which hereby is vested in the Board of Directors shall include, but not be limited to, the authority to provide for the following matters relating to each series of the Preferred Shares:

          (i) The designation of any series.

          (ii) The number of shares initially constituting any such series.

          (iii) The increase to a number not greater than the total number of authorized shares of the class which such series is a part, and the decrease, to a number not less than the number of the outstanding shares of any such series, of the number of of shares constituting such series theretofore fixed.

          (iv) The rate or rates and the times at which dividends on the Preferred Shares or any series thereof shall be paid, and whether or not such dividends shall be cumulative, and, if such dividends shall be cumulative, the date or dates from and after which they shall accumulate.

          (v) Whether or not the Preferred Shares or series thereof shall be redeemable, and, if such shares shall be redeemable, the terms and conditions of such redemption, including but not limited to the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates.

          (vi) The amount payable on the Preferred Shares or series thereof in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided, however, that (a) if the stated dividends and amounts payable in liquidation are not paid in full, the shares of all series of the same class shall not be required to share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable in such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full; and (b) the holders of shares ranking senior to other shares shall be entitled to be paid, or to have set apart for payment, not less than the liquidation value of such shares before the holders of the Common Shares or the holders of any other series of Preferred Shares ranking junior to such senior-ranking shares.

          (vii) Whether or not the Preferred Shares or series thereof shall have voting rights, in addition to the voting rights provided by law, and, if such shares shall have such voting rights, the terms and conditions thereof, including but not limited to the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other class or series of Preferred Shares and the right to have more than one vote per share.

          (viii) Whether or not a sinking fund shall be provided for the redemption of the Preferred Shares or series thereof, and, if such a sinking fund shall be provided, the terms and conditions thereof.

          (ix) Whether or not a purchase fund shall be provided for the Preferred Shares or series thereof, and, if such a purchase fund shall be provided, the terms and conditions thereof.

          (x) Whether or not the Preferred Shares or series thereof shall have conversionprivileges, and, if such shares shall have conversion privileges, the terms and conditions of conversion, including but not limited to any provision for the adjustment of the conversion rate or the conversion price.

          (xi) Whether or not distributions of any class or series of shares may be made to holders of another class or series of shares.

          (xii) Any other relative rights, preferences, qualifications, limitations and restrictions.

     5. The Secretary of State is designated as the agent of the Corporation upon whom process against the Corporation may be served, and the address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is c/o the Corporation, 26 Harbor Park Drive, Port Washington, New York 11050, Attention: President.

     6. (a) The Corporation shall, to the fullest extent permitted by Section 721 through 726 of the BCL, indemnify any and all directors and officers whom it shall have power to indemnify under the said sections from and against any and all of the expenses, liabilities or other matters referred to in or covered by such sections, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which the persons so indemnified may be entitled under any By-Law, agreement, vote of shareholders or disinterested directors or otherwise, both as to any action in his or her official capacity and as to any action in another capacity by holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefits of the heirs, executors and administrators of such a person.
        (b) A director of this Corporation shall not be personally liable to the Corporation or its shareholders for damages for any breach of duty in his or her capacity as a director, unless a judgment or other final adjudication adverse to him or her establishes that (i) his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or (iii) his or her acts violated Section 719 of the BCL.

     7. The Corporation may not lend money to or guarantee the obligation of a director of the Corporation unless (i) the particular loan or guarantee is approved by the shareholders, with the holders of a majority of the shares entitled to vote thereon constituting a quorum, but shares held of record or beneficially by directors who are benefitted by such loan or guarantee shall not be entitled to vote or to be included in the determination of a quorum; or (ii) the Board of Directors determines that the loan or guarantee benefits the Corporation and either approves the specific loan or guarantee or a general plan authorizing loans and guarantees.

     8. Whenever shareholders of the Corporation are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

     9. Whenever shareholders of the Corporation shall be entitled to vote on
(a) an amendment to strike out a provision authorized by paragraph 620(b) of the BCL, (b) an amendment of the Certificate of Incorporation which changes or strikes out a provision permitted by Section 709 of the BCL, (c) a plan of merger or consolidation involving the Corporation, (d) a proposed sale, lease, exchange or other disposition of all or substantially all the assets of the Corporation, if not made in the usual or regular course of the business actually conducted by the Corporation, (e) a plan for binding share exchanges relating to the Corporation or (f) a plan of dissolution of the Corporation, such vote shall be authorized by a majority of the votes of all outstanding shares entitled to vote thereon."

     FOURTH: The amendments to the Certificate of Incorporation were authorized by the unanimous written consent of all of the directors of the Corporation and the vote of the holders of a majority of the outstanding shares of the Corporation at a meeting of shareholders duly called for such purpose.

     IN WITNESS WHEREOF, we hereunto sign our names and affirm that the statements made herein are true under the penalty of perjury, this 10th day of May, 1999.




                                                /s/ Marjorie G. O'Malley
                                                ------------------------
                                                Marjorie G. O'Malley, President


                                                /s/ Gerald Shapiro
                                                ------------------
                                                Gerald Shapiro, Secretary